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                                                                    EXHIBIT 4.13


                         [LERNOUT & HAUSPIE (TM) LOGO]

                                                 September 16, 2002





To:   All Directors and Officers of
      ScanSoft, Inc. ("Scansoft")

            Re: Lock-up Agreement

Dear Ladies and Gentlemen:

            Reference is made to that certain Agreement dated as of the date hereof (the "Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement) by and among ScanSoft, Lernout & Hauspie Speech Products N.V., a corporation organized and existing under the laws of the Kingdom of Belgium ("L&H NV"), and L&H Holdings USA, Inc. a Delaware corporation that is a wholly-owned subsidiary of L&H NV ("L&H Holdings" and, together with L&H NV, the "Sellers"). Pursuant to Section 5.08 of the Agreement, ScanSoft agrees to cause certain of its officers and directors to enter into this Lock-up Agreement (this "Lock-up Agreement"). The undersigned acknowledges and agrees that as part of the consideration for the Sellers entering into the Agreement, ScanSoft has agreed to cause certain of its officers and directors, including the undersigned, to deliver this Lock-up Agreement.

            By signing this Lock-up Agreement, the undersigned agrees, on behalf of himself or herself and his or her beneficiaries or designees, to not (except in connection with any offering pursuant to this Agreement), directly or indirectly, take any action to sell, distribute, assign, pledge, hypothecate or otherwise transfer or dispose of any securities of ScanSoft, until the earlier of (A) the date upon which all of the Registrable Securities are disposed of by the Sellers, the Baker Parties or BSF (on behalf of the Baker Parties), as the case may be, and (B) January 1, 2004 (collectively, the "Lock-Up Period"); provided, however, that the foregoing prohibition shall not apply in the event that, and only after, the undersigned is no longer serving as either an employee or a director of (and has no intention of serving during the Lock-Up Period as either an employee or a director of), as the case may be, ScanSoft.

            This Lock-up Agreement, the rights and obligations of the parties hereunder, and any claim or controversy directly or indirectly based upon or arising out of this Lock-up Agreement or the transactions contemplated hereby (whether based on contract, tort, or any other
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theory), including all matters of construction, validity and performance, shall in all respects be governed by and interpreted, construed and determined in accordance with, the internal laws of the state of Delaware (without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction).

            Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Lock-up Agreement or the transactions contemplated hereby shall be brought, at any time prior to the closing of the U.S. Bankruptcy Case, in the U.S. Bankruptcy Court, and thereafter shall be brought in the United States District Court for the District of Massachusetts or any Massachusetts State court sitting in Suffolk County, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Lock-up Agreement or the transactions contemplated hereby shall be deemed to have arisen from a transaction of business in the Commonwealth of Massachusetts, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any of the undersigned anywhere in the world, whether within or without the jurisdiction of any such court.

            Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right that he, she or it may have to trial by jury of any claim or cause of action, or in any legal proceeding, directly or indirectly based upon or arising out of this Lock- up Agreement or the transactions contemplated hereby (whether based on contract, tort, or any other theory). The undersigned (a) certifies that no representative, agent, or attorney of the Sellers has represented, expressly or otherwise, that such Sellers would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the Sellers have been induced to enter into this Lock-up Agreement by, among other things, the mutual waivers and certifications in this paragraph.

            The undersigned acknowledges and agrees that the Sellers would be damaged irreparably in the event any of the provisions of this Lock-up Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the undersigned agrees that the Sellers shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Lock-up Agreement and to enforce specifically this Lock-up Agreement and the terms and provisions hereof in any action instituted in the U.S. Bankruptcy Court or any other court having jurisdiction pursuant to the terms of this Agreement, in addition to any other remedy to which it may be entitled, at law or in equity.

            This Lock-up Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.



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            If the foregoing correctly sets forth our agreement with respect to the matters set forth herein, please so indicate by signing two copies of this Lock-up Agreement and returning one of such signed copies to us, whereupon this Lock-up Agreement will constitute our binding agreement with respect to the matters set forth herein.

                                     Sincerely,

                                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.


                                     By:
                                        -----------------------------------
                                     Name:
                                     Title:


                                     L&H HOLDINGS USA, INC.


                                     By:
                                        -----------------------------------
                                     Name:
                                     Title:



Acknowledged and Agreed to:

SCANSOFT DIRECTOR OR OFFICER:



-----------------------------------
Name:
Title:




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